Exhibit 99.1

[West Marine Logo]

WEST MARINE REPORTS 8.4% INCREASE IN SECOND QUARTER 2010 NET REVENUES

WATSONVILLE, Calif., July 15, 2010 - West Marine, Inc. (Nasdaq: WMAR) today reported net revenues for its 13-week 2010 fiscal second quarter ended July 3, 2010 of $233.4 million, an increase of $18.0 million, or 8.4%, from net revenues of $215.4 million a year ago.

Revenues increased $17.3 million due to a 9.4% increase in comparable store sales and $9.9 million from stores opened during 2009 and the first two quarters of 2010. Stores closed during these same periods generated revenues of $8.8 million during the second quarter of last year. The majority of the closures occurred in connection with our on-going real estate optimization program.

Geoff Eisenberg, Chief Executive Officer of West Marine, said: "We are very pleased with our second quarter sales results, which again were ahead of our internal expectations. While our overall sales growth in the second quarter was very similar to that of the prior quarter, the mix of business was somewhat different.  During the second quarter, we experienced proportionately greater growth from our Port Supply wholesale business.  In particular, we achieved gains in sales to wholesale customers through our store locations as part of our ongoing efforts to better serve this group, as well as leverage our store facilities.

From a geographic perspective, we believe our sales benefitted from unusually warm and favorable weather in the northeastern part of the country, which helped motivate boaters to prepare and use their boats earlier and more often.

In the southeast, we have been starting to feel the effects of the oil spill in the Gulf of Mexico as boating activities are increasingly restricted. During the second quarter, we experienced a decrease in sales of products typically used by recreational boaters and fishermen; however, this was almost completely offset by sales of products which appear to be connected with fighting the oil spill.

From a competitive standpoint, we continue to benefit from the closure of Boater's World stores, which was not completed until the mid-part of last year.

Revenues in our Direct Sales segment were negatively impacted following the launch of our new website at westmarine.com.  While the transition to the new site has temporarily affected sales, we’re confident the short-term challenges are worth the long-term benefits including faster speed, improved search capabilities and more and better content.

We continue to believe that, as in the prior quarter, our strong inventory position helped us fulfill Customer needs and maximize sales. As we’ve talked about previously, we made a strategic decision to bring significant quantities of core goods in earlier, and in greater depth, so that we'd be better prepared to respond in the event of an increase in demand.  I am pleased to say that even with second quarter comparable store sales up more than 9% versus last year, we maintained target in-stock levels throughout the period.

And finally, I’d like to acknowledge the incredible efforts of our 4,900 Associates whose commitment and collaboration allowed us to earn these strong sales results.

Our webcast and conference call to discuss second quarter 2010 financial results is currently scheduled for Thursday, July 29, 2010 at 10:00 AM Pacific Time, and details on that will follow in the near future.”

Net revenues in the Stores segment for fiscal second quarter of 2010 were $212.7 million, an increase of $18.0 million, or 9.2%, compared to the same period last year. West Marine's Port Supply (wholesale) segment revenues through the distribution centers for fiscal second quarter of 2010 were $9.3 million, an increase of $0.4 million, or 4.3%, compared to the same period last year. Sales to Port Supply customers through store locations are included in the Stores segment. Net revenues in the Direct Sales segment for fiscal second quarter of 2010 were $11.5 million, a decrease of $0.4 million, or 2.9%, compared to the same period last year.

Net revenues for the twenty-six weeks ended July 3, 2010 were $342.9 million, an increase of $26.6 million, or 8.4%, from net revenues of $316.3 million for the same period a year ago, primarily due to a comparable store sales increase of 9.1%, or $24.2 million. There was a further increase of $14.9 million in sales from stores opened during 2009 and the first two quarters of 2010. However, the impact of stores closed during 2009 and the first two quarters of 2010 effectively reduced net revenues by $12.7 million.

ABOUT WEST MARINE

West Marine, the largest specialty retailer of boating supplies and accessories, has 330 company-operated stores located in 38 states, Puerto Rico and Canada, and two franchised stores located in Turkey. Our call center and Internet channels offer customers over 60,000 products and the convenience of exchanging catalog and Internet purchases at our store locations. Our Port Supply division is one of the largest wholesale distributors of marine equipment serving boat manufacturers, marine services, commercial vessel operators and government agencies. For more information on West Marine's products and store locations, or to start shopping, visit westmarine.com or call 1-800-BOATING (1-800-262-8464).

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, including statements concerning statements that are predictive or express expectations that depend on future events or conditions that involve risks and uncertainties. These forward-looking statements include, among other things, expectations relating to our ability to continue to manage our supply chain to improve financial performance and to grow sales through our newly-launched website, as well as facts and assumptions underlying these expectations, and uncertainties as to the impact of the Gulf of Mexico oil spill on our operating results in the future.  Actual results may differ materially from the preliminary expectations expressed or implied in these forward-looking statements due to various risks, uncertainties or other factors, including those set forth in West Marine’s annual report on Form 10-K for the fiscal year ended January 2, 2010.  Except as required by applicable law, West Marine assumes no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.

Contact:  West Marine, Inc.
Tom Moran, Senior Vice President and Chief Financial Officer
(831) 761-4229